Exhibit (a)(5)(B)

Martek Equity Compensation Plan and 401(k) Retirement Savings Plan

Forward Looking Information This presentation contains certain forward looking statements that involve a number of risks and uncertainties. Such statements are qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from actual future experience involving any one or more of such statements. Such risks and uncertainties include: uncertainties as to the timing of the tender offer and merger; uncertainties as to how many Martek stockholders will tender their stock in the offer; the risk that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; any conditions imposed in connection with consummation of the tender offer and the merger; satisfaction of various other conditions to the completion of the tender offer and the merger contemplated by the merger agreement; and other risk factors as set forth from time to time in DSM’s Annual Report and in filings with the SEC including, but not limited to, Part I, Item 1A of Martek’s Form 10-K for the fiscal year ended October 31, 2009, other Martek reports on Form 10-K, Form 10-Q and Form 8-K and DSM’s Schedule TO and related documentation and Martek’s Schedule 14D-9 that have been filed in connection with the tender offer. The inclusion of a forward-looking statement herein should not be regarded as a representation by DSM or Martek that DSM’s or Martek’s objectives will be achieved. DSM and Martek undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Tender Offer Information This presentation is neither an offer to purchase nor a solicitation of an offer to sell shares of Martek common stock. DSM and Greenback Acquisition Corporation have filed a tender offer statement on Schedule TO and related materials with the U.S. Securities and Exchange Commission (SEC), and Martek has filed with the SEC a tender offer solicitation/recommendation statement on Schedule14D-9 with respect to the tender offer. INVESTORS AND MARTEK STOCKHOLDERS ARE URGED TO READ THE TENDER OFFER STATEMENT AND RELATED MATERIALS (INCLUDING THE OFFER TO PURCHASE AND LETTER OF TRANSMITTAL) AND THE RELATED SOLICITATION/RECOMMENDATION STATEMENT (AS SUCH DOCUMENTS MAY BE AMENDED AND SUPPLEMENTED FROM TIME TO TIME), BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ PRIOR TO MAKING A DECISION TO TENDER SHARES. These documents are available at no charge on the SEC’s website at www.sec.gov. The tender offer statement and related materials, tender offer solicitation/recommendation statement, and such other documents may be obtained for free by directing such requests to Mackenzie Partners, Inc., the information agent for the tender offer, at 212-929-5500 or toll-free at 800-322-2885 or by email at tenderoffer@mackenziepartners.com.

Agenda Transaction Summary Restricted Stock Units (RSUs) Stock Options Taxes 401(k) Questions and Answers

DSM to acquire all of the outstanding shares of Martek common stock for $31.50 in cash per share Transaction structured as a “tender offer” followed by a “merger” Tender offer: DSM (through a subsidiary) offers to buy all the outstanding shares of Martek common stock Stockholders can choose whether to accept the offer and “tender” their shares When enough shares are tendered, subject to the satisfaction of other tender offer conditions, DSM will buy them and the tender offer will close Merger: After the tender closes, there will be a “merger” of Martek into a subsidiary of DSM to complete the acquisition Transaction Summary

DSM launched tender offer on Thursday, January 13 Tender offer period is set to expire at 5:00 p.m. New York City time on Friday February 18, unless extended in certain circumstances Merger completion anticipated in the first or second quarter of 2011, after tender offer closes and other conditions to closing are satisfied or waived Transaction Summary

Transaction Summary Key Disclosure Documents DSM’s “Offer to Purchase” containing the full details of DSM’s offer Martek’s “Schedule 14D-9” containing Martek’s response and board recommendation to accept DSM’s offer Both disclosure documents have been filed with the SEC and mailed to all Martek stockholders Notice of Tender Offer and Plan of Merger Mailed to holders of options and RSUs

Transaction Summary What does this mean to you? - For any unvested Restricted Stock Units you have been granted, you will be paid in cash $31.50 per share (less tax withholdings) upon consummation of the Merger - For any unexercised stock options you may have with an option exercise price UNDER $31.50, you will be paid in cash the difference between $31.50 and the option exercise price per share (less tax withholdings) upon consummation of the Merger - For any unexercised stock options you may have with an option exercise price OVER $31.50, you will not receive any cash and your unexercised stock options will be cancelled upon the consummation of the Merger - For any unexercised stock options you may have with an option exercise price under $31.50 that will terminate prior to the consummation of the Merger, you must exercise those options before their termination date to receive the cash offer price

Transaction Summary All stock options are fully vested. Vesting will accelerate on all unvested RSUs upon the consummation of the Merger Employees will be paid in cash for value of RSUs based on a fixed price per share ($31.50/share) Employees will be paid in cash for value of Stock Options based on a fixed price per share ($31.50 minus option exercise price) Taxes withheld from cash settlements and recorded as ordinary income and taxes recorded on Martek W2s Cash paid to employee through payroll system

What Actions Do I Need to Take? What actions do I need to take with my unvested Restricted Stock Units and unexercised Stock Options? There is no action needed on your part for these two equity grants.  You can exercise your Stock Options for cash but the payment you receive in the tender offer is the same payment that you would receive when the merger closes. If you choose to exercise your Stock Options, you will bear the risk of ownership and the tender offer and merger may not be completed.

Example RSU Employee’s remaining unvested RSUs are vested, valued, taxes withheld, and net cash paid to the employee Step 1 - Example of employee RSU Grants Date Granted RSUs Granted Annual Vesting % Unvested RSUs Vested 1/14/2010 106 20% 100% 106 1/15/2009 71 20% 80% 57 1/17/2008 57 20% 60% 35 1/19/2007 79 20% 40% 32 Grand Total 313 230 Step 2 - Example acceleration upon Merger Date Granted RSUs Accelerated Cash Value* 1/14/2010 106 $3,339.00 1/15/2009 57 $1,795.50 1/17/2008 35 $1,102.50 1/19/2007 32 $1,008.00 Grand Total 230 $7,245.00 *Cash value based on $31.50 per share Step 3 - Example taxation and payout Type % $ Taxable Income $7,245.00 Federal Tax 25% $1,811.25 FICA 5.65% $409.34 State 7% $507.15 Net Payout $4,517.26

Upon consummation of the Merger, an example Stock Option Employee’s outstanding unvested Stock Options are vested, valued, taxes withheld, and net cash paid to the employee Step 1 - Example of Stock Option Grant Date Granted Stock Options Granted Strike Price Option Balance Cash Value* 1/9/2005 5,000 $25.00 5,000 $32,500 *Cash value based on $31.50 per share *($31.50 minus $25.00) * 5,000 = $32,500 Step 2 – Example Net Payout after Tax Withholding Type % $ Taxable Income $32,500.00 Federal Tax 25% $8,125.00 FICA 5.65% $1,836.25 State 7% $2,275.00 Net Payout $20,263.75

Example Stock Option Exercise   Step 1 - Example of Stock Option Grant Date Granted Stock Options Granted Option Exercise Price Stock Options Vested Option Balance 1/9/2005 5,000 $25.00  5,000 5,000 Step 2 – Example Stock Option Exercise Date Granted Stock Options Granted Option Exercise Price Estimated Martek  Stock Price Cash Due Upon Stock Option Exercise 1/9/2005 5,000 $25.00  $30.00   $125,000.00  Step 3 – Example Tax Withholding Calculation Type % $ Taxable Income   $25,000.00  Federal Tax 25% $6,250.00  FICA 5.65% $1,412.50  State 7% $1,750.00  Total Withholding Taxes Due   $9,412.50  Step 4 – Amount  Due To Merrill Lynch For Stock Option Exercise Total Cash Due Upon Exercise  $    134,412.50  If you wish to exercise your stock options, cash payment for the stock option and taxes will be due to Merrill Lynch at the time of the exercise (Note: If the Merger is not consummated, you will hold shares and no longer hold the related options)

RSU Payout Impact of Vesting Payment for RSUs at closing of merger is a taxable event Ordinary Income Fair market value (FMV) = $31.50 Taxes will be withheld by Martek and recorded on your W2

Stock Option Payout Impact of a stock option exercise Receipt of cash for options at closing of merger is a taxable event Ordinary Income Income is $31.50 per share minus option exercise price per share Taxes will be withheld by Martek and recorded on your W2

Tax Calculations Tax withholding rates 25% federal tax 5.65% FICA (subject to limits) State and local tax when applicable Consult your own tax advisor Taxes

Contacts Your local HR representative Lynn Sieglein– x2542 Kerry Wright – x2183 Legal Department for Securities Trading Questions: Hazvinei Mugwagwa– x2311 Contacts

Martek Stock in your 401(k) Retirement Savings Plan

Martek Stock in 401(k) Plan Option to tender all shares of Martek stock allocated in your 401(k) account You may elect to tender All shares Some shares None at all

What You Can Expect You will receive an envelope of materials Letter to Participants Questions & Answers Offer to Purchase Solicitation/Recommendation Statement on Schedule 14D-9 Election Form Independent plan tabulator, Ellen Philip Associates, will record your election and will notify Mercer, the plan trustee, of your decision

How to Respond to Tender Offer 3 ways for 401(k) plan participants to respond to Tender Offer Mail Telephone Internet Tabulator must receive your election before 5:00 p.m., New York City time, on February 15, 2011, unless offer is extended You will be restricted from making certain transactions involving any shares tendered beginning February 16, 2011

Next Steps All tendered shares will be liquidated and cashed out at $31.50 per share Proceeds will be deposited into the 401(k) Plan’s Qualified Default Investment Fund approximately 7-10 days after offer expires T. Rowe Price Target Date Fund coinciding with your date of birth You can rebalance your portfolio at anytime If you do not tender your shares, they will be liquidated and cashed out at $31.50 per share on consummation of the Merger

Contacts Your local HR representative Jennifer Strehlein – x2338 Mercer Trust – 877-888-4015 Contacts

Questions & Answers